January 30, 2009
                        Contact:  John Parry
Chief Financial Officer
3524 Airport Road
Maiden, NC  28650
(828) 464-8741 Ext. 6677

FOR IMMEDIATE RELEASE

AIR T REPORTS UNAUDITED THIRD QUARTER RESULTS

MAIDEN, N.C., January 30, 2009 -- Air T, Inc. (Nasdaq Capital Market: AIRT) today reported consolidated net earnings of $974,000 ($0.40 per diluted share) for fiscal 2009’s third quarter ended December 31, 2008, compared to consolidated net earnings of $920,000 ($0.38 per diluted share) for the third quarter of fiscal 2008.  The Company also reported year-to-date earnings for the nine months of $3,636,000 ($1.50 per diluted share) compared to $2,084,000 ($0.85 per diluted share) for the similar fiscal 2008 period.

Consolidated revenues for fiscal 2009’s third quarter were $23,538,000, an increase of 11% compared to the similar 2008 fiscal quarter.  Consolidated revenues for the first nine months of the 2009 fiscal year were $69,966,000 or 29% higher than the prior year comparable period.  At December 31, 2008, the backlog at Global Ground Support, the Company’s ground support equipment business, was $12.2 million, compared to $16.0 million at December 31, 2007.

Walter Clark, Chairman and Chief Executive Officer of Air T, commented, “We are satisfied with the third quarter results of Air T, which have continued to build toward an outstanding fiscal year.  Revenues were up in all three of our operating segments, though operating margins were tighter during the quarter compared to last year’s period.  During the quarter we were able to put a number of the lawsuits related to the Philadelphia Airport incident behind us and have only one remaining action outstanding from that incident.  Our net earnings for the quarter reflect a $550,000 gain from the settlement on one of these lawsuits.  The quarter also reflects a $195,000 charge in connection with the termination of a deferred retirement obligation in the quarter which would otherwise have come due in July 2009.”

“In this uncertain economy, we are continuing our focus on conserving cash, watching costs, tightening our credit policies and maintaining our customer and vendor relationships,” Clark continued.

FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07

Operating Revenues	$23,538	$21,149	$69,967	$54,357

Net Earnings	$974	$920	$3,636	$2,084

Net Earnings Per Share-Diluted	$0.40	$0.38	$1.50	$0.85

Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry, manufactures and sells aircraft deicers and other special purpose industrial equipment, and provides ground support equipment and facilities maintenance to airlines.  Air T is one of the largest, small-aircraft air cargo operators in the United States.  Air T’s Mountain Air Cargo (MAC) and CSA, Air

subsidiaries currently operate a fleet of single and twin-engine turbo-prop aircraft nightly in the eastern half of the United States, Puerto Rico and the Caribbean Islands.  Air T’s Global Ground Support subsidiary manufactures deicing and other specialized military and industrial equipment and is one of the largest providers of deicers in the world.  The Global Aviation Services subsidiary provides ground support equipment and facilities maintenance to domestic airline customers.

For a more detailed presentation and discussion of the Company’s results of operations and financial condition, please read the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008 to be filed later today with the Securities and Exchange Commission.  Copies of the Form 10-Q may be accessed on the Internet at the SEC’s website, http://www.sec.gov.

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties.  Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to the risk that contracts with major customers will be terminated or not extended, uncertainty regarding legal actions against the Company, future economic conditions, inflation rates, competition, changes in technology or government regulation, and the impact of future terrorist activities in the United States and abroad.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur.  We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.